UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 12, 2008
Baxter International Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

1-4448	36-0781620

(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015-4633

(Address of principal executive offices)	(Zip Code)
(847) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On December 12, 2008, Baxter International Inc. (the “Company”) amended and restated the Employment Agreement, dated April 19, 2004, between the Company and Robert L. Parkinson, Jr., the Company’s Chairman, Chief Executive Officer and President (as amended and restated, the “Agreement”).
     The primary purposes of the amendment and restatement were to conform the Agreement to Section 409A of the Internal Revenue Code, as amended (the “Code”) and to change the term of the Agreement. The changes made as a result of Section 409A of the Code relate to recent regulatory guidance governing the federal income taxation of certain deferred compensation. In addition, the Agreement now provides for a rolling term of two years subject to an expiration date of January 30, 2016. The Agreement also includes changes made to reflect the passage of time and conform terms to existing Company programs and practices, including updating the types of equity awards available to Mr. Parkinson to be consistent with the Company’s current compensation program and updating definitions to reflect the definitions now used in Company-wide plans and programs.
     The above summary of the material terms of the Agreement is qualified in its entirety by reference to the text of the Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Amended and Restated Employment Agreement with Robert L. Parkinson, Jr. dated December 12, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC.
By:	/s/ David P. Scharf
David P. Scharf
Corporate Vice President, Deputy General Counsel and Corporate Secretary

     Date: December 17, 2008

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement with Robert L. Parkinson, Jr. dated December 12, 2008